Exhibit 21

KOPPERS HOLDINGS INC.

SUBSIDIARIES OF THE COMPANY

AMENDED LIST OF SUBSIDIARIES

Entity Name	State or Country of Organization

Koppers Inc.	Pennsylvania
Koppers Asia LLC	Delaware
Koppers Concrete Products, Inc.	Delaware
Concrete Partners, Inc.	Delaware
Koppers Delaware, Inc.	Delaware
Koppers Redemption, Inc.	Delaware
World-Wide Ventures Corporation	Delaware
Koppers Ventures LLC	Delaware
Koppers Assurance, Inc.	South Carolina
Continental Carbon Australia Pty Ltd	Australia
Koppers Australia Holding Company Pty Ltd	Australia
Koppers Australia Pty. Limited	Australia
Koppers Carbon Materials & Chemicals Pty Ltd	Australia
Koppers Wood Products Pty Ltd	Australia
Koppers Shipping Pty. Ltd.	Australia
Koppers (Beijing) Chemical Co., Ltd.	Peoples Republic of China
Koppers (China) Carbon & Chemical Company Limited	Peoples Republic of China
Koppers Mauritius	Republic of Mauritius
Koppers Europe ApS	Denmark
Koppers Denmark A/S	Denmark
Koppers Trading Denmark A/S	Denmark
Koppers European Holdings A/S	Denmark
Koppers Tar Tech International A/S	Denmark
Koppers Luxembourg S.ar.l	Grand Duchy Luxembourg
Koppers India Carbon Materials and Chemicals Private Limited	India
Koppers Poland Sp.zo.o.	Poland
Koppers UK Holding Limited	United Kingdom
Koppers UK Limited	United Kingdom
Koppers UK Transport Limited	United Kingdom
Koppers Lambson Limited	United Kingdom